SECOND AMENDING AGREEMENT

THIS AGREEMENT is made as of the 1st day of March, 2005.

BETWEEN:

BHP BILLITON WORLD EXPLORATION INC., a company incorporated under the laws of Canada, having an office at 2300 – 1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3

(referred to herein as “BBWEI”)

OF THE FIRST PART

AND:

ALMADEN MINERALS LTD., a company organized by amalgamation under the laws of the Province of British Columbia, having an office at Suite 1103 – 750 West Pender Street, Vancouver, British Columbia, V6C 2T8

(referred to herein as “AML”)

OF THE SECOND PART

WHEREAS:

A.

AML and BBWEI are parties to an agreement dated May 9, 2002 and amended January 20, 2005 (the “Agreement”); and

B.

AML and BBWEI have agreed to amend the Agreement as set out herein.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants and undertakings hereinafter contained, the parties hereto have agreed and do hereby agree as follows:

1.

All capitalized terms as set out in this second amendment to the Agreement (the “Second Amending Agreement”) shall have the same meaning as ascribed to such terms in the Agreement.

2.

Subsection 1.1(s) of the Agreement is hereby deleted in its entirety and replaced with the following:

2

“(s)

“Second Option” means an exclusive and irrevocable option to be granted by AML to BBWEI under the Joint Venture Agreement, pursuant to which BBWEI may increase its interest in a Project Area from an undivided fifty-one percent (51%) to an undivided seventy percent (70%) by incurring the lesser of:

(i)

all Expenditures required to complete a Feasibility Study on the Project Area; or

(ii)

aggregate Expenditures of $25 million on the Project Area;”

3.

Section 4.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“4.2

The First Option in respect to a Project Area, shall be exercised upon BBWEI incurring an aggregate $750,000 in Expenditures on that specific Project Area on or before the seventh (7th) anniversary date of this Agreement.  A minimum Expenditure of $250,000 shall be incurred on each Project Area on or before the fifth (5th) anniversary date of this Agreement.”

4.

Except for the amendments as provided for in this Second Amending Agreement, which are hereby deemed to be merged with the Agreement, the terms and conditions of the Agreement shall remain in full force and effect.

5.

This Second Amending Agreement may be signed by the parties in counterparts and may be delivered by facsimile, each of which when delivered will be deemed to be an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

BHP BILLITON DIAMONDS INC.

By:

/s/Ioannis Tsitos

Name:

Ioannis Tsitos

Title:

Manager, Business Development

ALMADEN MINERALS LTD.

By:

/s/ Morgan Poliquin

Name:

Morgan Poliquin

Title:

Director

Second Amendment (Almaden)